SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                        Date of Report:  December 3, 1998



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                        Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                  No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.


                                 MEDIMMUNE, INC.
                           Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated December 2, 1998:

                  MEDIMMUNE AND PASTEUR MERIEUX CONNAUGHT ENTER
         AGREEMENT TO DEVELOP SECOND GENERATION VACCINE FOR LYME DISEASE

Gaithersburg, MD and Swiftwater, PA, December 2, 1998 -- MedImmune, Inc. (Nasdaq: MEDI) and Pasteur Merieux Connaught, a wholly owned subsidiary of Rhone Poulenc S.A. (NYSE: RP), today announced that they have entered into a license agreement to develop a second generation vaccine for the prevention of Lyme disease. The first generation vaccine candidate of Pasteur Merieux Connaught, based on a protein known as outer surface protein A ("OspA") found on the organism which causes Lyme disease, has completed a Phase 3 clinical trial. Pursuant to its agreement with MedImmune, Pasteur Merieux Connaught has gained exclusive worldwide rights to MedImmune's technology related to a protein known as decorin binding protein ("DbpA"), also found on the organism which causes Lyme disease. Pasteur Merieux Connaught intends to use DbpA for the development of European, and possibly improved U.S., vaccines for the prevention of Lyme disease. MedImmune would receive milestone payments and royalties on sales of any vaccine incorporating DbpA.

"Pasteur Merieux Connaught's leadership position in developing a vaccine against Lyme disease makes them an ideal partner for MedImmune," said Wayne T. Hockmeyer, Ph.D., Chairman and Chief Executive Officer of MedImmune. "The work Pasteur Merieux Connaught has already done in developing an OspA-based vaccine against Lyme disease is an important advance for those individuals living in endemic areas for this disease. We are excited about the opportunity to combine our own technology with that of Pasteur Merieux Connaught to potentially provide broader and more long lasting protection against Lyme disease than that able to be provided by an OspA-based vaccine alone."

"We believe that MedImmune's technology in this area is complementary to our own and look forward to building on the long standing relationship between our companies," commented David J. Williams, President and Chief Operating Officer of Pasteur Merieux Connaught. "The addition of DbpA to our portfolio will help strengthen our position in Lyme disease vaccines," he added.

DbpA was discovered in 1993 by Magnus Hook, Ph.D. and Betty Guo at Texas A&M University's Institute of Biosciences and Technology in Houston, Texas and exclusively licensed to MedImmune. These scientists found that a protein expressed by spirochetes which cause Lyme disease, including Borrelia burgdorferi and related species, could bind to a protein called "decorin" commonly found in human skin and connective tissue. Hook and Guo determined the gene sequence encoding the protein in 1995. Subsequently, a second decorin binding protein, DbpB, was identified by Dr. Mark Hanson and colleagues at MedImmune in collaboration with the scientists at Texas A&M University. Both groups found that animals immunized with DbpA can be protected from challenge with the bacterium. These researchers have also shown the ability of antibodies directed against DbpA to inhibit growth of B. burgdorferi and related strains, including isolates not inhibited by antibodies directed against OspA.

Lyme disease is the most common arthropod-borne disease in the United States. Forty-eight states have reported cases of Lyme disease, with an annual nationwide incidence of approximately 16,000 new cases. Lyme disease is also reported in Europe, Japan, China and Russia. The disease is caused by a bacterium known as B. burgdorferi and related species, and is transferred through a tick, primarily of the genus, Ixodes scapularis, most commonly found on the white-footed mouse or deer in the northeastern U.S. When the tick feeds on a human host, it can transmit bacteria to the host, thereby beginning a Lyme disease infection.

Following a tick bite, an infected person will often develop a circular rash with a bulls-eye pattern. Weeks to months later, this rash may be followed by neurological, cardiac and joint abnormalities, malaise and general flu-like symptoms. Early treatment with antibiotics is generally most effective; however, some infections, particularly if diagnosed late, have proven to be resistant to antibiotic therapy. Difficulties with early diagnosis as well as the occurrence of serious treatment-resistant infections emphasize the need for safe and effective vaccines against Lyme disease.

MedImmune, located in Gaithersburg, Maryland, is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune markets three products through its hospital-based sales force and has four new product candidates in clinical trials.

Pasteur Merieux Connaught (Rhone-Poulenc Group) is the world's largest vaccine company with the broadest range of products. The company produces more than one billion doses of vaccines every year to immunize 400 million people worldwide.

Rhone-Poulenc S.A., headquartered in Paris, France, is a leading life sciences company, growing through innovations in human, plant and animal health and through its specialty chemicals subsidiary, Rhodia. With sales in 1997 of $15 billion, the company employs 68,000 people in 160 countries worldwide.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in both companies' filings with the U.S. Securities and Exchange Commission.

(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, Vice Chairman and Chief Financial Officer

(DATE)            December 3, 1998